EXHIBIT 99.1

Dear Fellow Shareholders —

I am pleased to have my first opportunity to communicate directly with you in this, our first annual report.  Typically, this letter would allow me to reflect back on some of the successes and challenges experienced during the preceding year. However, since Steadfast Apartment REIT commenced its initial public offering on December 30, 2013, the look back at our operating year is as brief as it could be!

I’m aware that you, our shareholders, have high expectations of us — and rightly so. As we gain momentum this year, we will work hard to meet your expectations. Owning shares in Steadfast Apartment REIT may be a passive investment for our shareholders, but it is certainly not a passive investment for us. Steadfast is a true real estate operating company, and we are well aware that the performance of the REIT will be based on the results of our strategic location selection, underwriting acumen, operational enhancements and capital improvements.

It is our firm belief that your subscription with Steadfast Apartment REIT is as much an investment in the real estate portfolio we intend to create as it is an investment in what we believe is our unique ability to proactively create value. As such, every member of the Steadfast team will act judiciously, decisively and rigorously while maintaining an unwavering focus on delivering maximum benefit for our shareholders.

Demographic shifts, economic challenges, pent-up demand, historically low levels of new apartments and changing consumer preferences propel our belief that apartments will continue to feature prominently in where many Americans choose to call home.  And, while the threat of rising inflation is ever-present in the minds of investors, we believe the short-term leases in apartments generally will minimize our risk from the adverse effects of inflation as we have the opportunity to realize increased rents upon renewal of existing leases or the beginning of new leases.

On April 7, 2014 our Board of Directors declared a distribution at a 6.0% annualized rate. While the first payment of distributions will not be paid until the calendar month after we make our first property acquisition (which we anticipate will happen in the second quarter of 2014), our current shareholders will be accruing distributions beginning April 7. Following the initial distribution payment, we anticipate that distributions will be paid monthly.

We look forward to sharing our milestones and accomplishments over the coming year as Steadfast Apartment REIT moves from a budding company to a burgeoning enterprise. We expect a significant impact as we continue to raise capital, make prudent use of debt and acquire properties.

On behalf of the Board of Directors and the entire management team, I would like to sincerely thank you, our shareholders, for your continued support.

Sincerely,

/s/ Rodney F. Emery

Rodney F. Emery
President and Chief Executive Officer